Exhibit 99.1

Notice of Blackout Period to
Directors and Executive Officers of WEC Energy Group, Inc.

As a director or executive officer of WEC Energy Group, Inc. (“WEC Energy”), you are subject to restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934 (“Regulation BTR”). Those restrictions prohibit certain transactions in WEC Energy securities during retirement plan blackout periods.

In September 2016, the legacy Integrys Energy Group 401(k) Plans and Employee Stock Ownership Plans, specifically the Peoples Energy Employee Thrift Plan, Peoples Energy Employee Stock Ownership Plan, Integrys Energy Group 401(k) Plan for Administrative Employees, Integrys Energy Group Employee Stock Ownership Plan, and the Wisconsin Public Service Corporation Non-Administrative Employee Savings Plan & Trust (collectively, the “Plans”), will be changing the trustee and recordkeeper. During this transition, Plan participants will be unable to engage in transactions involving the assets held in their Plan accounts, including changing contribution rates, directing or diversifying investments (including investments in WEC Energy common shares), or obtaining a loan, withdrawal, or distribution from the Plans. This transition period is called a “Blackout Period.”

The Blackout Period is expected to begin on September 6, 2016 at 4 p.m. EST, and end during the week of September 25, 2016.

As you know, you are already precluded during this Blackout Period from trading in WEC Energy securities under WEC Energy's insider trading policy, which only permits trades during designated trading windows. The third quarter trading window occurs and will close prior to the start of the Blackout Period; and the fourth quarter trading window opens well after the expected end of the Blackout Period.

Nevertheless, we are required by Sarbanes-Oxley and Regulation BTR to inform you that, during the Blackout Period, you are generally prohibited from directly or indirectly purchasing, selling, or otherwise transferring any equity security (including derivatives) of WEC Energy regardless of whether you participate in any of the Plans.

If you have any questions concerning the Blackout Period, including whether the Blackout Period has begun or ended, please contact Lisa George, Director Total Rewards, by phone at (414) 221-2345, or in writing at 231 West Michigan Street, Milwaukee, Wisconsin 53203.